Exhibit 99.1

NEWS RELEASE

For Immediate Release

April 3, 2006

INTEREP REPORTS FOURTH QUARTER AND YEAR-END 2005 FINANCIAL RESULTS

NEW YORK—Interep National Radio Sales, Inc. (“Interep”) (IREP.PK), the largest independent sales and marketing company specializing in radio, the Internet, television and complementary media, today announced its fourth quarter and full year financial results.

Commission revenue decreased $1.6 million, or 7.2%, to $20.8 million for the quarter ended December 31, 2005, from $22.4 million for the same period last year. The decrease reflects the loss of revenues due to the termination of our Cumulus Broadcasting, Inc. and Radio One, Inc. representation contracts as well as the fact that the fourth quarter 2004 revenues were higher due to the 2004 elections. Commission revenues for the full year 2005 increased to $80.1 million from $78.5 million for 2004, or approximately 2.1%. This increase reflected higher national spending for advertising at our client stations during the year offset by the loss of revenues due to the Cumulus and Radio One, Inc. contract terminations.

Ralph Guild, Interep’s Chairman and CEO, said, “We are pleased to report that despite the loss of Cumulus and Radio One in 2005, our commission revenue for the year increased over 2004. This is a very positive statement on the performance of our sales team on behalf of our client radio stations, as well as our success in signing on new clients at improved revenue rates per contract, and the significant growth in new business development produced by the Interep Marketing Group. As we projected in our last earnings release, however, the fourth quarter proved more challenging since it was the first quarter that fully reflected the contract terminations discussed above. We will continue to try to offset these losses though increased sales for on-going stations, continued new station acquisitions and further streamlining of our operations.”

“We also expanded into the Hispanic television representation business in fourth quarter of 2005 with the opening of Azteca America Spot Television Sales, representing Azteca America television station affiliates. We are very pleased with the growth of our new firm. It currently represents affiliates in 24 markets, with many additional clients expected to sign on shortly. Azteca America Spot Television Sales’ commission revenue should begin to significantly contribute to our company in 2006. The opening of our Hispanic television rep firm is one example of how we remain focused on growing our revenue base, while managing our costs to reflect our current business needs.”

For the fourth quarter 2005, net loss applicable to common shareholders was $4.1 million as compared to $1.9 million for the comparable period last year. This increase of $2.2 million was primarily attributable to the fact that the contract termination revenue we recorded in the fourth quarter of 2004 was far greater than that recorded during the fourth quarter of 2005. Loss per share applicable to common shareholders for the fourth quarter 2005 was $0.37 as compared to the comparable period last year of $0.17. For the full year 2005, net loss applicable to common shareholders was $3.5 million as compared to $7.5 million for the comparable period last year. This was a positive change of $4.0 million for the year. Loss per share applicable to common shareholders for the full year 2005 was $0.31 as compared to $0.70 for the comparable period last year.

Selling, general and administrative (“SG&A”) expenses decreased to $18.9 million for the fourth quarter 2005, from $21.2 million for the same period last year. SG&A for the full year 2005 decreased to $73.0 million from $78.8 million for the same period last year. Significant reductions in compensation costs, the elimination of special sales promotions and the non-recurrence of certain 2004 litigation expenses all contributed to these decreases, which were offset in part by costs associated with the 2005 severance programs amounting to $0.5 million for the quarter and $3.1 million year to date.

Operating income before depreciation and amortization decreased $3.1 million to $2.5 million for the fourth quarter 2005 as compared to $5.6 million for the same period last year. Included in operating income before depreciation and amortization in the fourth quarter 2005 was $0.6 million of contract termination revenue as compared to $4.5 million in the same period of 2004. Operating income before depreciation and amortization improved $3.0 million to $27.1 million for the full year 2005 as compared to $24.1 million for the same period last year. Included in operating income before depreciation and amortization in 2005 was $20.0 million of contract termination revenue as compared to $24.5 million in the same period of 2004. The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep no longer refers to “Operating Income before Depreciation and Amortization” as “EBITDA.” Operating income before depreciation and amortization is a non-GAAP financial measure that Interep believes is useful in evaluating its performance.

“We streamlined operating costs in 2005 in areas which will not affect our ability to generate revenue for our clients, and will continue to do so in 2006. We expect to see the benefits of these savings in our operating performance in 2006. At this point, it appears that national radio billing in first quarter of 2006 is soft. The domestic auto category continues to struggle. Retail is relatively flat to weak, and Telecommunications is up slightly. Some categories showing strength include Broadcast Television, Computers, Electronics and Insurance,” said Bill McEntee, Senior Vice President and Chief Financial Officer.

He added: “At December 31, 2005, we had $6.9 million of cash and $10.0 million available under our revolving credit facility. Our liquidity has improved significantly with the availability of contract termination receipts. We believe we will continue to have adequate liquidity for our foreseeable needs.”

ABOUT INTEREP:

Interep (IREP.PK) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet, television and complementary media, with offices in 17 cities. Interep is the parent company to the following radio representation firms: ABC Radio Sales, D&R Radio, CBS Radio Sales, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep is also parent to Azteca America Spot Television Sales and Interep Interactive, including Winstar Interactive, the place for Internet brands. Interep divisions benefiting our clients and customers include our “unwired” Network Division; Interep Innovations, our business development division, including the Interep Marketing Group (IMG) and Promotion Marketing; The Event Shop; and Morrison and Abraham, a sales consulting firm. For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:

Bill McEntee             (561) 227-0601

Tracey Karm             (561) 227-0673

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended Dec 31		Year Ended Dec 31
	2005	2004	2005	2004
Revenue:
Commission revenue	$20,768	$22,378	$80,068	$78,455
Contract termination	643	4,454	20,001	24,462

Total revenue	21,411	26,832	100,069	102,917

Selling expenses	15,751	17,076	61,462	63,690

General and administrative expenses	3,140	4,166	11,541	15,138

Operating income before depreciation and amortization	2,520	5,590	27,066	24,089

Depreciation and amortization	(4,153)	(4,738)	(20,050)	(19,783)

Operating income	(1,633)	852	7,016	4,306

Interest expense, net	(2,535)	(2,611)	(10,297)	(10,563)

Other income (expense) / tax provision	146	13	243	(177)

Loss before cumulative change in accounting principle	(4,022)	(1,746)	(3,038)	(6,434)

Cumulative change in accounting principle	—	—	—	(598)

Net loss	(4,022)	(1,746)	(3,038)	(7,032)

Preferred stock dividend	123	118	486	468

Net loss applicable to common shareholders	$(4,145)	$(1,864)	$(3,524)	$(7,500)

Diluted loss per share:
Before cumulative change in accounting principle	$(0.36)	$(0.16)	$(0.27)	$(0.60)
Cumulative change in accounting principle	—	—	—	(0.06)
Preferred stock dividend	(0.01)	(0.01)	(0.04)	(0.04)

LPS - Fully diluted	$(0.37)	$(0.17)	$(0.31)	$(0.70)

Operating income (loss) before depreciation and amortization and contract termination revenue	$1,877	$1,136	$7,065	$(373)

Reconciliations of Operating Income before Depreciation and Amortization and

Operating Income (Loss) before Depreciation and Amortization and Contract Termination Revenue

(dollars in thousands)

	Three Months Ended Dec 31		Year Ended Dec 31
	2005	2004	2005	2004
Net loss	$(4,022)	$(1,746)	$(3,038)	$(7,032)
Add back:
Depreciation and amortization	4,153	4,738	20,050	19,783
Tax provision	(45)	34	134	261
Net undistributed income of equity investee	(101)	(47)	(377)	(84)
Cumulative change in accounting principle	—	—	—	598
Interest expense, net	2,535	2,611	10,297	10,563

Operating income before depreciation and amortization	$2,520	$5,590	$27,066	$24,089
Deduct: Contract termination revenue	(643)	(4,454)	(20,001)	(24,462)

Operating income (loss) before depreciation and amortization and contract termination revenue	$1,877	$1,136	$7,065	$(373)